As filed with the Securities and Exchange Commission on May 20, 1998
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 OPTELECOM, INC.
             (Exact name of Registrant as specified in its charter)

                               Delaware 52-1010850
                (State or other jurisdiction of (I.R.S. Employer
             incorporation or organization) Identification Number)


                                9300 Gaither Road
                          Gaithersburg, Maryland 20877
                                 (301) 840-2121
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                Edmund D. Ludwig
                      President and Chief Executive Officer
                                 Optelecom, Inc.
                                9300 Gaither Road
                          Gaithersburg, Maryland 20877
                                 (301) 840-2121
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                              John W. Blouch, Esq.
                              Jones & Blouch L.L.P.
                       1025 Thomas Jefferson Street, N.W.
                             Washington, D.C. 20007
                                 (202) 223-3500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

    Title of Each Class of           Amount To Be             Proposed               Proposed                 Amount of
 Securities To Be Registered          Registered          Maximum Offering           Maximum             Registration Fee(1)
                                                          Price Per Share (1)     Aggregate Offering
                                                                                    Price (1)
Common Stock                            57,084                $7.00                  $399,588                  $117.88
(par value $.03 per share)
------------------------------  ---------------------- ---------------------- ----------------------  ----------------------

(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock on May 19, 1998. Registration fee is calculated pursuant to Rule 457.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED May 20, 1998
                                   PROSPECTUS

                                 OPTELECOM, INC.
                          57,084 Shares of Common Stock

     This Prospectus relates to the resale by the holders (the "Selling Stockholders") of 57,084 shares of common stock, $.03 par value per share (the "Common Stock"), of Optelecom, Inc. (the "Company") that the Company has issued in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").
See "Selling Stockholders."

         It is anticipated that the 57,084 shares of Common Stock covered by this Prospectus ("the Shares") may be sold from time to time by the Selling Stockholders in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at prices otherwise negotiated. The Selling Stockholders and the brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation of such brokers and dealers may be regarded as underwriters' compensation. The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholders. All expenses of registration (other than commissions, discounts or fees payable to broker-dealers and underwriters and the fees of counsel to the Selling Stockholders), estimated at $30,650, are being borne by the Company. See "Selling Stockholders" and "Plan of Distribution."

         The Shares offered for resale hereby have been registered pursuant to the Company's obligations contained in a written agreement with the Selling Stockholders. The Selling Stockholders may elect to sell all, a portion or none of the Shares.

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol OPTC. On May 19, 1998, the closing sale price per share for the Common Stock was $7.00.

         Information regarding the risks associated with an investment in the Common Stock is discussed under the caption "Risk Factors" beginning on page 5.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                    The date of this Prospectus is May , 1998

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                                TABLE OF CONTENTS

                                                                           Page

Available Information....................................................   3
Incorporation of Certain Documents by Reference..........................   4
Forward-Looking Statements...............................................   5
Risk Factors.............................................................   5
The Company..............................................................   9
The Offering.............................................................   10
Description of Securities................................................   11
Selling Stockholders.....................................................   11
Plan of Distribution.....................................................   12
Legal Matters............................................................   13
Experts..................................................................   13

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and can also be inspected and copied at, and copies obtained at prescribed rates from, the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be accessed electronically through the Commission's web site (http://www.sec.gov). The Company's Common Stock is traded on the Nasdaq SmallCap Market, and reports and other information relating to the Company may also be inspected at the offices of the Records Department of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

(1)      the Company's  Annual  Report on Form 10-K for the year ended  December
         31, 1997;

(2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

(3) the Company's Current Report on Form 8-K dated December 12, 1997 (filed December 23, 1997); and

(4) the Company's Current Report on Form 8-K/A-1 dated December 12, 1997 (filed February 25, 1998).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus and the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus or the Registration Statement.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Optelecom, Inc. 9300 Gaither Road, Gaithersburg, Maryland 20877, Attention: Robert S. Lalley (telephone (301) 840-2121).

                                 ---------------

                           FORWARD-LOOKING STATEMENTS

         This Prospectus, including all documents incorporated herein by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Reform Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Reform Act. Except for the historical information contained herein, the matters discussed in this Prospectus are forward- looking statements which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in conjunction with the forward-looking statements or elsewhere herein.

                                  RISK FACTORS

         In evaluating an investment in the Common Stock, prospective purchasers should carefully consider the following factors as well as the other matters discussed in this Prospectus and the documents incorporated herein by reference.

Fluctuations in Financial Performance

         The Company has experienced and may in the future continue to experience fluctuations in its quarterly and annual operating results. Factors that may cause the Company's operating results to vary include, among other things, customer purchasing patterns, changing technology, new product transitions, delays in new product introductions, shortages of system components, changes in the mix of products and services sold, the timing of investments in additional personnel, facilities and research and development. As a result of the impact of these and other factors, past financial performance should not be considered to be a reliable indicator of future performance in any particular fiscal period. Moreover, because the Company has been increasing its operating expenses for personnel, facilities and product development and is limited in its ability to reduce expenses quickly in response to any revenue shortfalls, the Company's business, financial condition and operating results would be adversely affected if increased revenues are not achieved. For example, the Communications Products Division had revenues of $2,398,087 in the first quarter of 1998 compared to $2,183,853 for the same period in 1997 but an operating loss of $73,823 in the first quarter of 1998 compared to an operating income of $145,448 for the same period in 1997. The operating loss resulted in part because the Division increased its product development expenses, experienced a lower rate of increase in revenues than anticipated and was unable to reduce its expenses quickly once the lower rate of revenue increase became known. Total revenues increased to $4,380,922 in the first quarter of 1998 compared to $2,678,211 for the same period in 1997. The increase was attributable in large part to the acquisition of Paragon Audio Visual Limited ("Paragon") in December, 1997; Paragon's revenues of $1,546,553 were included with those of the Company for the first quarter of 1998 but not for the same period in 1997. The Company's results of operations was a net loss of $43,704 in the first quarter of 1998 compared to a net income of $167,859 for the same period in 1997. The factors contributing to the loss included expenses arising from the acquisition of Paragon, including amortization of goodwill and intangibles in the amount of $113,000 and interest expense of $58,000, and an increase of inventory and account receivables reserves of $120,000. The Company has taken steps to reduce its expenses, but there can be no assurance that the Company will return to profitability in any future period.

Dependence on Major Customers

         Historically, a relatively small number of customers has accounted for a significant portion of the Company's revenues in any particular period. In 1997, approximately 64% of the Company's revenues were accounted for by sales to the U.S. Government and three commercial customers. The U.S. Government accounted for approximately 37% of revenues, each of two commercial customers for 10% of revenues and a third commercial customer, for 7% of revenues. The loss of the Company's contract with the U.S. Air Force (discussed below) or its contract with one of these commercial customers, Fisher Control Systems, an original equipment manufacturer, could have a material adverse effect on the
Company. The Company anticipates that sales of its products to relatively few customers will continue to account for a significant portion of its revenues for the foreseeable future. In the event of a reduction, delay or cancellation of orders from one or more significant customers or if one or more significant customers select products from one of the Company's competitors for inclusion in future product generations, the Company's business, financial condition and operating results could be materially and adversely affected. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at current or historical levels or that the Company will be able to obtain orders from new customers. The loss of one or more of the Company's current significant customers could materially and adversely affect the Company's business, financial condition and operating results.

Dependence on Major Government Contract

         One contract with the U.S. Air Force accounted for 14% of the Company's revenues and 66% of its pretax operating income for 1997. The Company received the contract in January 1996. It is a four year contract, with one base year and three one-year options exercisable at the discretion of the Air Force, under which the Company provides services for refurbishment of equipment for the C-130 Gunship laser illuminator system (the "Glint Contract"). In 1997, the Company also provided technology development and engineering services under other government contracts which accounted for 6% of its revenues, and its sales of communication products to the U.S. Government accounted for 17% of its revenues.

         Government contracts are subject to audits, and contract payments in excess of allowable costs are subject to adjustment and repayment. Audits have been completed through 1993. Based on its interpretation of contracting regulations and past experience, the Company believes that cost disallowances, if any, on government contracts will not be material, but there can be no assurance in that regard. There can also be no assurance that the Company will receive continuations of its existing contracts or additional contracts in the future or that the federal government will not exercise its contractual rights to suspend or cancel contracts, in whole or in part, on short notice. The future revenues which the Company receives under the Glint Contract are also dependent on U.S. Government and Air Force budgets, the defense industry, the worldwide political situation and the continued requirements of the Air Force, including its specific crew training schedules.

Technological Change

         The Company's communication products are sold in markets that are subject to rapid technological change. The Company's future success will depend in part upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing such products or producing enhancements that meet these changing demands, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance. The Company's inability to develop and introduce new products or product enhancements in a timely manner, or its failure to achieve market acceptance of a new product could have a material adverse effect on the Company.

Competition

         The Company faces intense and increasing competition from a large number of competitors, some of which are larger than the Company and have larger product development, research and sales staffs. To enhance the technological innovation of its products, the Company has recently increased the size of its engineering and development staff. There can be no assurance, however, that the Company's competitors will not develop products that are more effective than the Company's or that would render the Company's products obsolete or non-competitive. Furthermore, the Company's ability to expand commercial sales of its products is dependent in part upon its becoming more competitive with respect to manufacturing efficiency and marketing capabilities. The Company has recently increased its investment in manufacturing facilities and the size of its sales and production staffs for communication products. There can be no assurance, however, that these additions will provide the efficiencies and experience necessary for an expansion of sales.

Integration of Paragon Operations

         The  Company's  acquisition  in December,  1997 of Paragon Audio Visual
Limited, a United Kingdom company ("Paragon"), represents its first major expansion through the acquisition of another company. The acquisition presents risks in terms of the Company's ability to integrate the operations and customer base of a United Kingdom company which provides copper wire communication products with its own operations and products which focus on fiber optic communication products. The Company believes that it has been successfully integrating Paragon's operations with its own, but there can be no assurance that it will be able to complete the integration efficiently.

International Operations

         Export sales to foreign customers accounted for 17% of the Company's revenues in 1997. With the acquisition of Paragon, the Company expects to expand its presence in international markets and may in the future derive an even more significant portion of its revenues from these markets. The Company's current and future international business activities are subject to a variety of potential risks, including political, regulatory and trade and economic policy risks. The Company will also be subject to the risks attendant to transactions in foreign currencies. These factors could have a material adverse effect on the Company.

Future Capital Needs; Uncertainty of Additional Funding

         The Company believes that its existing capital resources and future operating cash flows will generate the funds needed for its long-term cash requirements. If the Company's growth rate should exceed expectations, or if the Company should fail to generate the anticipated operating cash flows, the Company would be required to seek additional funding. In those circumstances, the Company would consider public or private debt or equity financings. There can be no assurance that additional financing will be available in a timely manner or on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result. If adequate funds are not available when needed, the Company may be required to delay, scale back or eliminate its product research and development and overhead costs.


Need to Attract and Retain Key Employees

         The Company is substantially dependent on the business and technical expertise of its senior management and on its ability to attract and retain key management and technical employees. The loss of members of senior management or of other key employees or the Company's inability to attract and retain other employees with necessary business or technical skills in the future would have a material adverse effect on the Company's business.

Year 2000 Potential Issues

         Many of the world's computer systems currently record years in a two-digit format. Such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to business interruptions. The Company has established an internal committee to address this problem.

         The Company is currently engaged in a comprehensive project to upgrade its information, technology, and manufacturing and facilities computer software to programs that will consistently and properly recognize the Year 2000. Many of the Company's systems include new hardware and packaged software recently purchased from large vendors who have represented that these systems are already Year 2000 compliant. The Company is in the process of obtaining assurances from vendors that timely updates will be made available to make all remaining purchased software Year 2000 compliant.

         The Company will utilize both internal and external resources to reprogram or replace and test all of its software for Year 2000 compliance, and the Company expects to complete the project in mid 1999. Failure by the Company and/or vendors and customers to complete Year 2000 compliance work in a timely manner could have a material adverse effect on certain of the Company operations. The cost of this project is being funded through operating cash flows. The estimated cost of this project is not deemed to be significant, and it has not been, and is not anticipated to be, material to the Company's financial position or results of operations in any fiscal year. These costs and the time at which the company plans to complete any Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. There can be no assurance that these estimates will be achieved, and actual results could differ from those plans.

Price Volatility in Public Market

         The Company's Common Stock currently trades on the NASDAQ SmallCap Market. The securities markets have from time-to-time experienced significant price and volume fluctuations that may be unrelated to the operating performance of the Company. In addition, the  market  prices  of the  common  stock of many  publicly  traded  technology companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products of the Company or its competitors, developments or disputes concerning proprietary rights, publicity regarding products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, and economic and other external factors, as well as period-to-period fluctuations in the Company's operating and product development results, may have a significant impact on the market price of the Company's Common Stock.

Absence of Dividends; Dilution

         The Company has not paid any cash dividends since its inception and does not intend to pay any cash dividends in the foreseeable future. Dilution will occur upon the exercise of outstanding stock options of the Company and may occur upon future equity financings of the Company that could be required to fund operations.


                                   THE COMPANY

General

         The Company was incorporated under the laws of Delaware in 1972. Its business consists primarily of the development, manufacture, and sale of fiber optic communications products and laser systems for commercial and military customers. The Company's principal executive offices are located at 9300 Gaither Road, Gaithersburg, Maryland 20877. Its telephone number is (301) 840-2121.

         The fiber optic communication business can be divided generally into two segments: the optical fiber/cable portion which supplies the media for transporting optical signals, and the transmission equipment portion which generates and receives the signals. The Company participates by providing the equipment that converts electrical signals (voice, video and data) to optical signals at the transmitter end of a fiber optic communication link and converts optical signals to electrical form at the receiving end. The Company sells its products to users of these communication systems or to system integrators that install the Company's equipment in large communication networks. The Company provides equipment specifically designed for transmission of various combinations of voice, data and video for a range of applications. The Company also addresses U.S. Government defense-related markets for specialized and proprietary applications of fiber optic and laser system technology.

Operating Divisions

         Through 1996, the Company was organized into three operating divisions: the Communications Products Division (CPD), which develops, manufactures and sells optical fiber-based data communication equipment to the commercial marketplace; the Government Products Division (GPD), which is primarily focused on electro-optic technology development for the U.S. government-related defense business; and the Research and Development Division, which addressed technology development business opportunities. During 1997, the Company combined the Research and Development Division with GPD. Also at the end of 1997, the Company acquired Paragon Audio-Visual Limited, a United Kingdom company ("Paragon"). Paragon became an indirect, wholly-owned subsidiary of the Company.

     CPD addresses business opportunities in the world-wide commercial communication equipment marketplace, and specializes in optical fiber technology. Currently, the majority of its revenues are provided from several niche market areas including original equipment manufacturer (OEM) equipment for process control, video signal transmission equipment for financial brokerage desks, and communications systems for highway traffic monitoring and advanced air traffic control video monitor displays. GPD is composed of two operating groups, Electro/Optics (E/O) Technology, and Laser Illuminator Technology. The E/O Technology group provides technology development and engineering services to the U.S. Government and its prime contractors. The Laser Illuminator Technology Group derives its revenues entirely from the U.S. Government and its agencies in support of the U.S. Air Force's C-130 Gunship laser illuminator system.

Paragon Acquisition

         On December 12, 1997, the Company acquired Paragon, which designs and markets electronic products and systems utilizing copper cabling for in-house computer data networking applications. The total cost of the acquisition was $4,422,000, consisting of $2.5 million in cash and 171,252 shares of Common Stock of the Company (with a fair value of $1,625,000 at the acquisition date), plus acquisition costs, in exchange for certain assets of Paragon which were acquired by the Company and all the common shares of Paragon which were acquired by a wholly-owned subsidiary of the Company. The cash payment was financed under a new debt agreement entered into by the Company. The Company's note is collateralized by substantially all the assets and contracts of the Company, and includes certain financial and other covenants. The principal amount of the note is $2,500,000, which is payable in monthly installments of $52,083 beginning in September 1998 and ending in August 2002. Interest is payable monthly, beginning in January 1998, at prime plus 1% (9.5% at December 31, 1997). The acquisition was accounted for as a purchase. The Company agreed to register for resale one-third of the shares of Common Stock acquired by each of the former beneficial owners of the shares of Paragon. This Prospectus covers the sale of such shares. See "Selling Stockholders."

         Paragon was organized in 1994. The electronic communication products and systems which it designs and markets utilize twisted pair copper or "structured" cabling as the transmission media. Such products include baluns (Balanced to Unbalanced) devices which match the different impedance of traditional coaxial and data networking cables. The use of active baluns with higher grade cables and high performance integrated circuit devices allows for the transmission of high resolution video, voice and data signals without noticeable signal degradation.

         Structured cable communications systems and fiber optic communications systems offer comparable services in some applications and have distinct advantages or disadvantages in others. For example, the use of baluns with structured cabling has becoming common for in-house computer networking applications, while fiber optic systems afford increased distance and higher bandwidths to information systems. The Company believes that its acquisition of Paragon will enable it to participate in and benefit from the development and growth of both technologies and their joint applications.


                                  THE OFFERING

     By this Prospectus, the Selling Stockholders are offering the Shares. The Company will not receive any proceeds from the sale of securities by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

                            DESCRIPTION OF SECURITIES

         The following statements with respect to the Company's securities are subject to, and qualified in their entirety by reference to, the detailed provisions of the Company's Certificate of Incorporation and Bylaws.

         The Company is authorized to issue up to 5,000,000 shares of Common Stock, $.03 par value, of which 2,110,490 shares were outstanding at May 14, 1998.

         All holders of Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote, unless the matter is one upon which by express provision of law a different vote is required. The Common Stock does not have cumulative voting rights, which means, in effect, that holders of more than 50% of the shares can generally elect all the directors.

         Each holder of Common Stock is entitled to receive ratably such dividends on the Common Stock as may be declared by the Board of Directors out of funds legally available therefor and, in the event of the liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any such dividends in the foreseeable future.

         Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable for monetary damages for breach of their fiduciary duty as directors except (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company, Inc., 40 Wall Street, New York, New York 10005.


                              SELLING STOCKHOLDERS

         This Prospectus covers the resale of an aggregate of 57,084 shares of Common Stock by the Selling Stockholders who acquired the shares in connection with the Company's purchase of Paragon. The Selling Stockholders had been beneficial owners of the outstanding common shares of Paragon prior to the acquisition. The Company agreed to register for resale by the Selling Stockholders one-third of the shares of Common Stock acquired by each. The following table sets forth as of May 14, 1998 information regarding the beneficial ownership of Common Stock by the Selling Stockholders.


                                 Shares Beneficially           Shares to Be            Shares Beneficially
Name of Selling                    Owned Prior to               Sold in                   Owned After
  Stockholder                          Offering                  Offering                    Offering
                                 Number      Percent                                   Number      Percent

Andrew S. Brown                  40,668        1.9%               13,556               27,112        1.3%

Darren N. Brown                  40,668        1.9%               13,556               27,112        1.3%

                                       11




David A. Brown                   40,668        1.9%               13,556               27,112        1.3%

Mark D. Brown                    40,668        1.9%               13,556               27,112        1.3%

Modeledge Limited                 8,580         --                 2,860                5,720         --

         Based on information furnished by the Selling Stockholders, the Company believes that each of Andrew S. Brown and Darren N. Brown has sole voting and investment power with respect to the shares of Common Stock which he owns and that each of David A. Brown, Mark D. Brown and Modelege Limited shares voting and investment power with respect to the shares of Common Stock which he or it owns with Adventatum Jersey Limited, a company formed under the laws of and located in Jersey ("Adventatum"). The principal business of Adventatum is providing trustee and nominee services. Adventatum was the registered holder of all the common shares of Paragon beneficially owned by David A. Brown, Mark D. Brown and Modeledge Limited prior to the Company's acquisition of Paragon. It is also the registered holder of the 89,916 shares of Common Stock which those three Selling Stockholders own in the aggregate, including the 29,972 shares of Common Stock covered by this Prospectus for resale by them.

     Each of Messrs.  Andrew S. Brown,  Darren N. Brown, David A. Brown and Mark
D. Brown has served as an officer and director of Paragon since its organization in 1994. In connection with the acquisition each has entered into an employment agreement with the Company and agreed to continue to serve as an officer and director of Paragon. David A. Brown became a director of the Company in May 1998.

                              PLAN OF DISTRIBUTION

         The Shares registered on behalf of the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at prices otherwise negotiated. In addition, any Shares that qualify for sale under the Securities Act pursuant to Rule 144 thereunder may be sold under Rule 144 rather than pursuant hereto.

         The  Selling  Stockholders  may  sell  some  or all of  the  Shares  in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if the broker-dealer acts as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker-dealers are unable to do so acting as agents for the Selling Stockholders, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions. The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker-dealer. At the time a particular offer of the Shares is made, if required, a supplement to the Prospectus will be distributed, or a post-effective amendment to the registration statement will be filed, which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the purchase price, public offering price, name or names of any agents, dealers or underwriters, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to shares of Common Stock. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares.

         The Company will bear all fees and expenses incurred in connection with the registration of the Shares (other than commissions, discounts or fees payable to broker-dealers and underwriters and the fees of counsel to the Selling Stockholders), estimated at $30,650. The Company has no obligation to maintain the effectiveness of the Registration Statement with respect to the Shares for more than 24 months from its effective date.

         Each of the Selling Stockholders has agreed that, prior to selling any shares of the Common Stock pursuant to a registration statement filed with the SEC or otherwise, he will offer the Company the opportunity to purchase the shares. The Selling Stockholder will provide the Company with written notice of the number of shares intended to be sold and the intended method of effecting the sale. If the Company wishes to purchase the shares, it must so notify the Selling Stockholder in writing within two business days after receipt of the Selling Stockholder's notice. If the Company does not give notice, the Selling Stockholder may proceed with the proposed sale. If such sale is made within 14 days after the Company's receipt of the Selling Stockholder's notice, and if the sale price is less than the closing sale price of the Common Stock on the Nasdaq Stock Market on the date of such receipt (the "Notice Price"), the Company will pay the Selling Stockholder upon request an amount equal to the number of shares of Common Stock that were sold multiplied by the "Spread," which shall be (i) the difference between the Notice Price and the closing sale price of the Common Stock on the date on which the Company gives notice to the Selling Stockholder that it does not intend to purchase the shares or if no such notice is given on the second business day after the Company received the Selling Stockholder's notice or (ii) if less, the difference between the Notice Price and the price or prices at which the Selling Stockholder sold the shares. If the Company gives notice, it will proceed to purchase the shares for cash with the price being the higher of the Notice Price or the closing sale price of the Common Stock on the Nasdaq Stock Market on the date on which the Company gave its notice. The Company may designate another purchaser to proceed with purchasing the shares in accordance with the foregoing procedures.


                                  LEGAL MATTERS

         The legality of issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Jones & Blouch L.L.P., Washington, D.C.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Paragon Audio Visual Limited for the years ended August 31, 1997 and 1996 (all expressed in pounds sterling), prepared in accordance with accounting principles generally accepted in the United Kingdom, incorporated in this Prospectus by reference from item 7 of the Form 8-K/A-1 of Optelecom, Inc. dated December 12, 1997 (filed February 25, 1998), have been audited by Deloitte & Touche, Bracknell, England, independent accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred in connection with the issuance and distribution of the Common Stock that is the subject of this Registration Statement, other than underwriting discounts and commissions and the fees of counsel to the Selling Stockholders. All such expenses are to be borne by the Company. All the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee.....................................        $    118
Blue Sky Filing Fees and Expenses........................           2,000
Printing Costs...........................................             -
Legal Fees and Expenses..................................          20,000
Accounting Fees and Expenses.............................           8,000
Miscellaneous............................................             500

TOTAL....................................................        $ 30,618
                                                                 ========
Item 15.  Indemnification of Directors and Officers.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. The elim ination or limitation does not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of
Incorporation provides in effect for the elimination of the liability of directors to the extent permitted by Delaware law.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Bylaws of the Company entitle directors and officers of the Company to indemnification to the extent permitted by Delaware law.

         Directors and officers are also insured against certain liabilities under a directors and officers' liability insurance policy maintained by the Company.




Item 16.  Exhibits.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
 Number           Exhibit

5 Opinion of Jones & Blouch, L.L.P. as to the legality of the registered securities.

10 Agreement dated December 12, 1997 among the Company, Paragon Audio Visual Limited, David A. Brown, Mark D. Brown, Andrew S. Brown, Darren
         N. Brown and Modeledge Limited, hereby incorporated by reference to the exhibits to the Company's Form 8-K filed with the Commission on December 23, 1997 (File No. 0-08828).

23.1     Consent  of Jones &  Blouch,  L.L.P.  (contained  in  opinion  filed as
         Exhibit 5).

23.2 Consent of Deloitte & Touche, LLP, as independent public accountants for the Company.

23.3 Consent of Deloitte & Touche, Chartered Accountants, as independent public accountants for Paragon.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) For the purpose of determining any liability under the Securities Act of 1933, that each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in response to
Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifi cation by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the under signed, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on May 20, 1998.

                                              OPTELECOM, INC.


                                              By: /s/Edmund D. Ludwig
                                              Edmund D. Ludwig
                                              President and Chief Executive
                                                Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                        Date



/s/ Edmund D. Ludwig                Director, President and      May 20, 1998
Edmund D. Ludwig                    Chief Executive Officer


/s/ Alexander L. Karpinski          Director                     May 20, 1998
Alexander L. Karpinski


/s/ David A. Brown                  Director                     May 20, 1998
David A. Brown


                                    Director                     May   , 1998
Gordon A. Smith


 /s/ Robert S. Lalley               Chief Financial Officer      May 20, 1998
Robert S. Lalley                    (Principal Financial
                                    Officer and Principal
                                    Accounting Officer)

                                  EXHIBIT INDEX


EXHIBIT NO.              DESCRIPTION OF EXHIBIT


5 Opinion of Jones & Blouch, L.L.P. as to the legality of the registered securities.

23.2 Consent of Deloitte & Touche, LLP, as independent public accountants for the Company.

23.3 Consent of Deloitte & Touche, Charted Accounts, as independent public accountants for Paragon.